Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated April 29, 2026 (except for the effects of the reverse stock split described in Note 12, as to which the date is July 29, 2026), with respect to the financial statements of Braveheart Bio, Inc. included in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-297456) and related Prospectus of Braveheart Bio, Inc. for the registration of its common stock.
/s/ Ernst & Young LLP
San Mateo, California
August 5, 2026